Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE (“AGREEMENT”)

In return for the mutual promises in this Agreement, FalconStor Software, Inc. (the “Company”), 2 Huntington Quadrangle, Melville, NY 11747, its predecessor companies, and its and their respective stockholders, affiliates, subsidiaries, divisions, successors and assigns and the current and former employees, officers, directors and agents thereof (collectively referred to throughout this Agreement as "Employer"), and James P. McNiel, his/her heirs, executors, administrators, successors, and assigns (collectively referred to throughout this Agreement as "You"), agree as follows:

1.      Purpose.  This is a Separation Agreement between Company and You and a General Release of claims against Employer, by You.

2.      Time to Return and Legal Review.  You understand and agree that You have until July 19, 2013 to sign and return this Agreement.  You are advised to consult with an attorney, at your own expense, before signing.  By signing, You acknowledge that Company has advised You to consult with an attorney before signing, at your own expense, and that You have had enough time to do so.  You further understand that if You do not sign and return this Agreement by July 19, 2013, Company shall have no obligation to make any payments or provide any benefits to You under this Agreement.

3.      Revocation.  You may revoke (cancel) this Agreement for a period of seven (7) calendar days after the day You sign this Agreement.  Any revocation within this period must be submitted, in writing, to Bruce Sasson, Company’s Director of Human Resources, and state, "I hereby revoke my acceptance of our Agreement."  The revocation must be personally delivered to Bruce Sasson or a person he designates, or mailed to Bruce Sasson and received within seven (7) calendar days of your signing of this Agreement and General Release.  This Agreement shall not become effective or enforceable until the revocation period has expired without revocation by You.  If the last day of the revocation period is a Saturday, Sunday, or legal holiday in New York, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday.

4.      Resignation.  You have voluntarily resigned from all positions, whether as an employee, as an officer, or as a director, at the Company and any of its direct and indirect subsidiaries effective June 28, 2013.  Both You and the Company agree that in response to inquiries regarding your departure from the Company, both You and the Company will state that You “voluntarily resigned to pursue other opportunities.”

5.      Duty of Confidentiality.  You expressly agree and confirm that You will comply with all of the terms and provisions of the Confidentiality, Proprietary Information and Invention Agreement between You and the Company.  A copy will be provided to You upon request.

6.      Return of Company Property; Expenses.  You represent and warrant that You have returned to Company all property belonging to Company, including but not limited to keycard, computer equipment, files, records, computer access codes, cell phones, beepers, personal digital assistants (such as BlackBerry or iPhone), computer software, business plans, instruction manuals and any other property which You have prepared or helped to prepare in conjunction with Your employment with Company.  You further agree to return to Company any such property You find in Your possession after the date You sign and delivers this Agreement to Company.   You will submit a final expense report by July 19, 2013.

7.      Nondisparagement and References.  You understand and agree that You will not disparage Company or any other “Released Party” (as defined in Paragraph 11) or encourage or induce others to disparage Company or any other Released Party.   If the Company receives an inquiry regarding You from a prospective employer, the Company agrees to confirm the positions You held, the dates You were employed by the Company, and that You voluntarily resigned to pursue other opportunities.  Nothing in this Agreement shall be construed to prevent You, the Company or any Released Party from providing truthful and accurate testimony in any civil, criminal or regulatory proceeding.

8.       Consideration. In consideration for (in return for) Your signing this Agreement and Your performance of the obligations under this Agreement, Company agrees to pay You severance pay in the amount of $400,000 (minus applicable withholdings and deductions) for the period beginning on June 29, 2013 and ending June 28, 2014. This will be paid to You in a lump sum within fifteen (15) days following the effective date of this Agreement (as set forth in paragraph 3) and Your return of all Company property as set forth in Paragraph 6.  In addition, and at the same time that the payment of $400,000 is made, the Company will pay to you $20,000 to reimburse you for the purchase of the furniture (including, without limitation, couch, chairs, table, desk and cabinets) in the office You used.  You may retain the MacBook Air and the iPad that the Company purchased for Your use.  The Company, at its expense, will return to You all of Your personal effects.

9.      Disclosure of this Agreement.  You acknowledge that You understand that the Company may be required to file this Agreement with the SEC.  If the Company is not required to file this Agreement with the SEC, You and the Company each understand and agree that the terms of this Agreement are to remain confidential.  Neither You nor Company will publicize in any newspaper, electronic media, or other public or private forum (such as “blogs,” job satisfaction websites, Facebook, Twitter or bulletin boards), the terms of this Agreement.  However, You and Company may disclose this Agreement to their respective attorneys, and to governmental agencies including, but not limited to, the Internal Revenue Service, if so requested or required and as may be required by law, subpoena or in answer to interrogatories or other discovery requests, and Company may disclose this Agreement to any third parties who owe a duty of confidentiality to Company or as required by law, rule or regulation.

10.      Nonadmission.  You and Company each understand and agree that the neither the signing of this Agreement nor the payment of any severance or other money or benefits constitutes an admission by Company, or any other Released Party of any wrongdoing.  Company and each other Released Party expressly denies any liability or violation of law.

GENERAL RELEASE OF ALL CLAIMS

11.      Release of Company and other Released Parties.  In consideration of (in return for) the severance benefits from Company as outlined in Paragraph 8, You hereby irrevocably and unconditionally release, waive and forever discharge Company, its affiliates, parents, successors, predecessors, subsidiaries, assigns, stockholders, directors, officers, employees, representatives, agents, and attorneys (collectively, the “Released Parties”), from any and all claims, agreements, causes of action, demands, or liabilities of any nature whatsoever (collectively referred to as "Claims") arising, occurring or existing at any time prior to the signing of this Agreement or arising out of any facts or circumstances that occurred or existed at any time prior to the signing of this Agreement, whether known or unknown, except as to all claims that cannot be released under applicable law (including Claims of discrimination arising under federal law filed with or through a federal agency) or Claims related to the validity of this Agreement.

Examples of Claims Released.  You understand that this release is intended to and does waive:

a.
Your ability to file a lawsuit against the Company for any and all Claims arising from or relating to Your employment with Company and/or the termination of Your employment with Company.  This includes, but is not limited to, any and all claims for breach of Company's or its predecessor’s policies, rules, regulations, or handbooks or for breach of expressed or implied contracts or expressed or implied covenants of good faith, and any and all claims for promissory estoppel, wrongful discharge, defamation, invasion of privacy, violation of public policy, retaliation, mental distress or any other personal injury; any and all claims for back pay, front pay, or for any kind of compensatory, special or consequential damages, punitive or liquidated damages, attorneys' fees, costs, disbursements or expenses of any kind whatsoever.

b.	Any and all claims arising under the Family Medical Leave Act, as amended, that were available on or prior to the date You sign this Agreement, whether known or unknown.

c.	Any and all claims arising under the Age Discrimination in Employment Act, as amended, that were available on or prior to the date You sign this Agreement, whether known or unknown.

d.
Any and all other claims of any kind whatsoever that You had or may have against Company or any other Released Party at the time You sign this Release, whether known or unknown.  This includes, but is not limited to, any and all rights or claims of any kind that You may have against Company or any other Released Party arising, existing or occurring (or that arise out of any facts or circumstances that occurred or existed) before You became an employee and/or during any period of time You acted as a consultant to Company.

e.	Any and all claims for payment for vacation pay.

f.
Any and all rights or claims under the Company’s 2006 Incentive Stock Plan, as amended, or the Stand Alone Stock Option Plan (the “Plans”) and/or any stock option or restricted stock agreements presented to You when you began your employment with Company, or during your employment with Company, except for already vested stock options which may be exercised in accordance with the Plans or shares of restricted stock that have already vested under the Plans.

This provides examples of the Claims that are waived and is not a complete listing of waived claims.

12.      No Claims Exist. You confirm that You have not filed, caused to be filed, or are a party to, any claim, charge, complaint, or action against any Released Party in any court.  In the event that any such claim, charge, complaint, or action is filed in any court and You obtain a judgment, it is the intent of You and Company parties that all payments made to You under this Agreement shall be offset against (the amount will be deducted from) any judgment You obtain.  You further confirm that You have no known workplace injuries.

13.      COBRA Rights.  Your regular coverage under Company's medical and dental plans ends on June 30, 2013.  You become eligible to receive health care continuation coverage under the respective plans under COBRA and under applicable laws the day after the regular coverage under the respective plans ends.  If You timely elect health care continuation coverage under COBRA in accordance with Section 4980B of the Code, You shall be entitled to receive COBRA continuation coverage for eighteen (18) months at Your own expense and in accordance with the provisions of COBRA, which provisions are more fully explained in the COBRA information provided to You by the Company.   However, You will no longer be eligible for any continuation coverage under COBRA if Your eligibility for continuation coverage ceases pursuant to the provisions of COBRA.

14.       No Entitlement to Severance.  You acknowledge that severance pay is being received solely in exchange for Your promises in this Agreement. You understand that severance pay is not ordinarily available under Company's policy to employees whose employment relationship ends.

15.      Cooperation.  You shall assist in the orderly transition of all current projects and assignments.  You will sign (and, as necessary, at the Company’s expense, have notarized) all documents as reasonably requested by the Company, including all documents relating to resignation from executive or director positions with the Company’s subsidiaries.

You shall cooperate fully with Company and with Company’s counsel in connection with any present or future, actual or threatened, litigation or administrative proceeding involving Company or any predecessor of Company that relates to events, occurrences or conduct occurring (or claimed to have occurred) during the period of Your employment by Company or any predecessor to Company.  This cooperation by You shall include, but not be limited to (i) being reasonably available for interviews and discussions with Company’s counsel as well as for depositions and trial testimony; (ii) if depositions or trial testimony are to occur, being reasonably available and cooperating in the preparation therefore as and to the extent that Company’s or other party’s counsel reasonably requests; (iii) refraining from impeding in any way Company’s prosecution or defense of such litigation or administrative proceeding;  and (iv) cooperating fully in the development and presentation of prosecution or defense of such litigation or administrative proceeding.

You will be reimbursed by Company for reasonable travel, lodging, telephone and similar expenses incurred in connection with such cooperation.

16.      Governing Law.  This Agreement shall be governed by the laws of the State of New York except to the extent preempted by Federal law.

17.      Venue. You hereby irrevocably waive any objection that You now or hereafter may have to the laying of venue of any action or proceeding arising out of or relating to this Agreement brought in the United States District Court for the Eastern District of New York, or any New York state court, and any objection on the ground that any such action or proceeding in either of such Courts has been brought in an inconvenient forum.  This means that if Company sues you for violating this Agreement, Company may do so in a state or federal court located in New York, including Suffolk County.  Nothing in this paragraph shall affect the right of Company to bring any action or proceeding against You in the courts located in other states.

18.      Waiver of Jury Trial.  TO THE EXTENT PERMITTED BY APPLICABLE LAW, YOU AND THE COMPANY IRREVOCABLY WAIVE YOUR RESPECTIVE RIGHTS TO A JURY TRIAL WITH RESPECT TO ANY ACTION, CLAIM OR OTHER PROCEEDING ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, ANY RIGHTS OR OBLIGATIONS HEREUNDER, OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS.  This means that only a judge, not a jury, will decide any lawsuit.

19.      Amendment.  This Agreement may not be modified, altered or changed except upon express written consent of both parties in a document that specifically refers to this Agreement.

20.      Severability.  Each provision of this Agreement is severable from the entire Agreement. In the event that any provision is declared invalid or unenforceable, that provision shall be amended if possible to be enforceable, but in any event, the remaining provisions of this Agreement shall remain in effect.

21.      Entire Agreement.  You agree that: (a) this Agreement contains the entire agreement between the Released Parties, Company and You; and (b) that neither Company nor any other Released Party has made any other representations except those set forth in this Agreement to get You to agree to this Agreement.

YOU ACKNOWLEDGE THAT YOU HAVE READ THIS AGREEMENT, THAT YOU HAVE BEEN GIVEN AN OPPORTUNITY TO HAVE ANY PARAGRAPHS EXPLAINED, AND THAT YOU UNDERSTAND EACH PARAGRAPH OF THE AGREEMENT.

YOU HAVE BEEN ADVISED THAT YOU HAVE TWENTY-ONE (21) CALENDAR DAYS TO CONSIDER THIS AGREEMENT AND YOU HAVE BEEN ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS AGREEMENT.

YOU AGREE THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD.

HAVING ELECTED TO SIGN THIS AGREEMENT, TO FULFILL THE PROMISES SET FORTH IN THIS AGREEMENT, AND TO RECEIVE THE AMOUNTS SET FORTH IN PARAGRAPH "8" ABOVE, YOU FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTER INTO THIS AGREEMENT INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS YOU HAVE OR MIGHT HAVE AS OF THE DATE OF SIGNING AGAINST EMPLOYER OTHER THAN SET FORTH IN PARAGRAPH 11 ABOVE.

IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Agreement as of the date set forth below:

	NAME		FalconStor Software, Inc.

By:	/s/ James P. McNiel	By:	/s/ Eli Oxenhorn
	James P. McNiel		Eli Oxenhorn Chairman
Date:	June 28, 2013	Date:	June 28, 2013